Filed Pursuant to Rule 424(b)(4)
Registration No. 333-167012
PROSPECTUS
DORAL FINANCIAL CORPORATION
38,499,408 Shares of Common Stock
     This prospectus relates to the potential resale from time to time by selling stockholders of shares of Doral Financial Corporation common stock, $0.01 par value per share. In this prospectus, we also refer to the shares of common stock as the securities.
     The selling stockholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the securities are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     We will not receive any proceeds from the sale of the securities by the selling stockholders.
     Our common stock trades on the New York Stock Exchange under the symbol “DRL.” On May 9, 2011, the closing price of our common stock on the New York Stock Exchange was $1.77 per share. You are urged to obtain current market quotations of our common stock.
     Our principal executive offices are located at 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, and our telephone number is (787) 474-6700.
     Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” on page 4 of this prospectus and in the documents we file with the Securities and Exchange Commission before investing in our securities.
     The securities offered hereby are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
     Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 9, 2011.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.
     We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement as well as any post-effective amendments to the registration statement of which this prospectus forms a part, together with the additional information described under “Where You Can Find More Information” before you make any investment decision.
     In this prospectus, “the Company,” “Doral Financial,” “we,” “our,” “ours,” and “us” refer to Doral Financial Corporation, which is a bank holding company headquartered in San Juan, Puerto Rico, and its subsidiaries on a consolidated basis, unless the context otherwise requires.

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SUMMARY
     This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it may not contain all of the information that may be important to you or that you should consider before making a decision as to whether or not to invest in our securities and is qualified in its entirety by the more detailed information included in and incorporated by reference into this prospectus. You should carefully read this entire prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” before making your decision. For a more complete description of our business, see the “Business” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference herein.
Business
     Doral Financial Corporation was organized in 1972 under the laws of the Commonwealth of Puerto Rico and operates as a bank holding company. Our principal operations are conducted in Puerto Rico with growing operations in the United States, specifically in the New York City metropolitan area and in northwest Florida. Our principal executive offices are located at 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, and our telephone number is (787) 474-6700.
     We manage our business through three operating segments that are organized by legal entity and aggregated by line of business: banking (including thrift operations), mortgage banking and insurance agency. In the past the Company operated a fourth segment: institutional securities.
Banking
     Through our principal banking subsidiary, Doral Bank, a Puerto Rico commercial bank (“Doral Bank PR”), we accept deposits from the general public and institutions, obtain borrowings, originate and invest in loans (primarily residential real estate mortgage loans), invest in mortgage-backed securities as well as in other investment securities, and offer traditional banking services. Approximately 88% of Doral Bank PR’s loan portfolio was secured by real estate as of December 31, 2010. Doral Bank PR operates 34 branch offices in Puerto Rico. Mortgage loans are originated through our mortgage banking entity, Doral Mortgage, LLC (“Doral Mortgage”), which is a subsidiary of Doral Bank PR and is primarily engaged in the origination of mortgage loans on behalf of Doral Bank PR. Loan origination activities are conducted through the branch office network and centralized loan departments. Internal mortgage loan originations are also supplemented by wholesale loan purchases from third parties. As of December 31, 2010, Doral Bank PR had total assets and total deposits of $7.7 billion and $4.5 billion, respectively, including Doral Mortgage, which is part of the mortgage banking segment.
     This segment also includes the operations conducted through Doral Bank PR’s subsidiaries, Doral Money, Inc. (“Doral Money”), which engages in commercial and construction lending in the New York City metropolitan area, and CB, LLC, a Puerto Rico limited liability company organized in connection with the receipt, in lieu of foreclosure, of the real property securing an interim construction loan. During the third quarter of 2009, Doral Money started a middle market syndicated lending unit that is engaged in purchasing participations in senior credit facilities in the U.S. syndicated leverage loan market.
     On July 8, 2010, the Company entered into a collateralized loan obligation (“CLO”) arrangement with a third party in which up to $450.0 million of largely U.S. mainland based commercial loans are pledged to collateralize AAA rated debt of $250.0 million paying three month LIBOR plus 1.85 percent issued by Doral CLO I, Ltd. Doral CLO, I, Ltd. is a variable interest entity created to hold the commercial loans and issue the previously noted debt and $200.0 million of subordinated notes to the Company whereby the Company receives any excess proceeds after the payment of the senior debt interest and other fees and charges specified in the indenture agreement. The Company also serves as collateral manager of the assets of Doral CLO I, Ltd. The Company has concluded that it is the primary beneficiary of the CLO, and consolidates Doral CLO I, Ltd., as a subsidiary of Doral Bank PR.
     Doral Financial also operates a federal savings bank in New York (Doral Bank New York) and since 2010 in northwest Florida, under the name of Doral Bank, FSB (“Doral Bank Florida” and, together with Doral Bank NY,

“Doral Bank US”). Doral Bank US gathers deposits and originates and invests in loans, consisting primarily of interim loans secured by multifamily apartment buildings and other commercial properties, and also invests in investment securities. During 2010, deposits were gathered primarily through an internet-based platform and during the second half of 2010, Doral Bank US started to expand its operations by opening new branches in the New York metropolitan area and in Florida. As of December 31, 2010, Doral Bank US had total assets and total deposits of $219.7 million and $194.5 million, respectively.
Mortgage banking
     Our mortgage origination business is conducted by Doral Mortgage LLC (“Doral Mortgage”), a wholly-owned subsidiary of Doral Bank PR, and our mortgage servicing business is operated by Doral Bank PR.
Insurance agency
     Our wholly-owned subsidiary, Doral Insurance Agency, Inc. (“Doral Insurance Agency”), offers property, casualty, life and title insurance as an insurance agency, primarily to its mortgage loan customers.
Summary of the Offering

Issuer	Doral Financial Corporation, a Puerto Rico corporation.

Seller	One or more selling stockholders, see “Selling Stockholders.” We are not selling any of the securities.

Common Shares Offered	38,499,408 shares of common stock, par value $0.01.

Use of Proceeds	All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any of the proceeds from such sales.

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our securities, see “Risk Factors” on page 4 of this prospectus.

NYSE Symbol	“DRL”
Summary of the Underlying Transactions
     On April 19, 2010, we entered into a definitive Stock Purchase Agreement (the “Stock Purchase Agreement”) with various investors to raise new equity capital for the Company through a private placement. In the private placement, we issued to certain accredited investors (including certain direct and indirect investors in Doral Holdings LLC, a Delaware limited liability company (“Doral Holdings”), then our parent company) 285,002 shares of our Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, $1.00 par value and $1,000 liquidation preference per share (the “Mandatorily Convertible Preferred Stock”). The Mandatorily Convertible Preferred Stock was issued in two tranches: at the time of funding, 180,000 shares were issued to investors and 105,002 shares were issued into escrow pending the result of our bids for potential FDIC-assisted transactions. Our bids for an FDIC-assisted transaction were not successful, and accordingly, on May 3, 2010 we released the 105,002 escrowed shares to the investors in the private placement. The shares released from escrow were distributed at no additional cost to the investors, and as a result, the effective sale price per common stock equivalent dropped from $4.75 per share to $3.00 per share. The closing price for our common stock on April 19, 2010 was $5.43 per share and the closing price for our common stock on May 3, 2010 was $3.49 per share.
     We agreed in the Stock Purchase Agreement to seek stockholder approval of the issuance of common stock into which the Mandatorily Convertible Preferred Stock is convertible in accordance with the requirements of the New York Stock Exchange (the “NYSE”). A special meeting of stockholders was held on June 28, 2010 at which stockholders approved the issuance of up to 60,000,421 shares of our common stock upon conversion of the 285,002 issued shares of the Mandatorily Convertible Preferred Stock.

     In connection with the Stock Purchase Agreement, we entered into a Cooperation Agreement with Doral Holdings, Doral Holdings, L.P. and Doral GP Ltd. (collectively, the “Holdings Parties”) (the “Cooperation Agreement”). Under the Cooperation Agreement, the Holdings Parties agreed that Doral Holdings would vote its shares of common stock in favor of authorizing the issuance of common stock upon the conversion of the Mandatorily Convertible Preferred Stock and against any action that would compete with or impede or interfere with the conversion. Additionally, Doral GP Ltd. agreed to cause the dissolution of each of Doral Holdings and Doral Holdings, L.P. after receipt of the stockholder approval, promptly following the earlier of the effectiveness of this registration statement and October 17, 2010 (the 180th day after the funding date under the Stock Purchase Agreement), and not to transfer any of its shares of common stock or voluntarily dissolve prior to that time.
     Accordingly, during the third quarter of 2010, the Company converted 285,002 shares of Mandatorily Convertible Non-Voting Preferred Stock into 60,000,386 shares of common stock. In addition, during the third quarter of 2010, Doral Holdings, previously the controlling shareholder of Doral Financial, distributed its shares in Doral Financial to its investors and dissolved. The Company is no longer a controlled company as a result of this conversion and the dissolution of Doral Holdings. Please refer to Note 34 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for additional information.

RISK FACTORS
     An investment in our securities involves a high degree of risk. Before making an investment decision, you should read carefully and consider all of the information contained in or incorporated by reference into this prospectus, as well as all of the information contained in or incorporated by reference into any applicable prospectus supplement. You should also refer to the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 9, 2011. Those risks are not the only risks we face. Additional risks and uncertainties we do not yet know of or we currently judge to be immaterial may also impair our business, financial condition or results of operations. If any of the events or circumstances described in these risks or other material actually occurs, our business, financial condition or results of operations could be materially and adversely affected.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains or incorporates statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 3b-6 promulgated thereunder, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain,” “pattern” or similar expressions or future conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions.
     We caution readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
     Forward-looking statements are, by their nature, subject to risks and uncertainties. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain important factors that could cause actual results to differ materially from those contained in any forward-looking statement:
•	the continued recessionary conditions in Puerto Rico and the United States economies and the continued weakness in the performance of the United States capital markets leading to, among other things, (i) a deterioration in the credit quality of our loans and other assets, (ii) decreased demand for our products and services and lower revenue and earnings, (iii) reduction in our interest margins, and (iv) decreased availability and increased pricing of our funding sources, including brokered certificates of deposit;

•	the weakness of the Puerto Rico and United States real estate markets and of the Puerto Rico and United States consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets which have contributed and may continue to contribute to, among other things, an increase in our non-performing loans, charge-offs and loan loss provisions;

•	a decline in the market value and estimated cash flows of our mortgage-backed securities and other assets may result in the recognition of other-than-temporary impairment of such assets under generally accepted accounting principles in the United States (“GAAP”);

•	our ability to derive sufficient income to realize the benefit of our deferred tax assets;

•	uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal situation and the impact of such measures on several sectors of the Puerto Rico economy;

•	uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact of such actions on our business, financial condition and results of operations;

•	uncertainty about the outcome of regular annual safety and soundness and compliance examinations by our primary regulators which may contribute to, among other things, an increase in charge-offs, loan loss provisions, and compliance costs;

•	changes in interest rates, which may result from changes in the fiscal and monetary policy of the federal government, and the potential impact of such changes in interest rates on our net interest income and the value of our loans and investments;

•	the commercial soundness of our various counterparties of financing and other securities transactions, which could lead to possible losses when the collateral held by us to secure the obligations of the counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to us held by the counterparty;

•	higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States as a result of, among other things, the adoption in July 2010 of the Dodd-Frank Wall Street and Consumer Protection Act and the regulations adopted and to be adopted thereunder by various federal and state securities and banking agencies, and the impact of such developments on our businesses, business practices, capital requirements and costs of operations;

•	the exposure of Doral Financial, as originator of residential mortgage loans, sponsor of residential mortgage loan securitization transactions, or servicer of such loans or such transactions, or in other capacities, to government sponsored enterprises (“GSEs”), investors, mortgage insurers or other third parties as a result of representations and warranties made in connection with the transfer or securitization of such loans;

•	the risk or possible failure or circumvention of controls and procedures, and the risk that our risk management policies may be inadequate;

•	the risk that the FDIC may further increase deposit insurance premiums and/or require special assessments to replenish its insurance fund, causing an additional increase in the Company’s non-interest expense;

•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;

•	general competitive factors and industry consolidation;

•	the strategies adopted by the FDIC and the three acquiring banks in connection with the resolution of the residential, construction and commercial real estate loans acquired in connection with the three Puerto Rico banks that failed in April 2010, which may adversely affect real estate values in Puerto Rico;

•	to the extent we make acquisitions, including FDIC-assisted acquisitions of assets and liabilities of failed banks, risks and difficulties relating to the acquired operations and to combining the acquired operations with our existing operations;

•	potential adverse outcome in the legal or regulatory actions or proceedings described in Part I, Item 3 “Legal Proceedings” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated from time to time in the Company’s subsequent filings with the SEC; and

•	the other risks and uncertainties incorporated by reference into “Risk factors” in this prospectus.

     You should refer to our periodic and current reports filed with the SEC for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the Investor Relations page of our website at http://www.doralfinancial.com. Information contained in or linked to our website is not a part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
     This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus.
     We incorporate by reference the documents listed below, except, unless otherwise noted, to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 9, 2011;

•	Our Current Reports on Form 8-K filed with the SEC on March 10, 2011 and April 20, 2011 (including, in each case, the information furnished therein);

•	The information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 2, 2011; and

•	The description of our common stock, which is registered under Section 12 of the Exchange Act, contained and incorporated by reference in our Form 8-A filed with the SEC on December 27, 2002, including any subsequently filed amendments and reports updating such description.
     These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information included in any prospectus supplement or post-effective amendment will supersede this information.

     Our filings are available on the Investor Relations page of our website at http://www.doralbank.com/en/. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:
Doral Financial Corporation
Attention: Investor Relations
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
Telephone number: (787) 474-6683

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USE OF PROCEEDS
     All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any of the proceeds from such sales.
MARKET FOR COMMON STOCK, RELATED STOCKHOLDER MATTERS, PURCHASES
OF EQUITY SECURITIES AND STOCK-BASED COMPENSATION PLANS
     Our common stock, $0.01 par value per share, is traded and quoted on the NYSE under the symbol “DRL.” As of April 29, 2011, we had 127,293,756 shares of our common stock outstanding and 219 registered holders of our common stock, which does not include beneficial owners whose shares are held in record names of brokers or nominees.
     The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices.

	Calendar	Price Range
Year	Quarter	High	Low
2011 (2nd quarter through May 9, 2011)	2nd	$1.77	$1.04
	1st	1.64	1.06

2010	4th	$1.82	$1.23
	3rd	2.70	1.13
	2nd	6.47	2.28
	1st	5.22	3.08

2009	4th	$3.80	$2.63
	3rd	4.26	1.83
	2nd	5.21	1.74
	1st	8.44	1.80
     As of May 9, 2011, the closing price for the common stock as quoted on the NYSE was $1.77 per share. Doral Financial has not paid quarterly dividends on common stock since April 25, 2006. For additional information regarding our dividend policy, please see “Dividend Policy” in this prospectus.
     For additional information regarding our common stock, related stockholder matters, the Company’s purchases of equity securities, and the Company’s stock-based compensation plans, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
DIVIDEND POLICY
     Doral Financial has not paid quarterly dividends on its common stock since April 25, 2006, when the Company announced that, as a prudent capital management decision designed to preserve and strengthen the Company’s capital, our board of directors had suspended the quarterly dividend on the common stock.
     Our ability to pay dividends in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over Doral Financial and its banking subsidiaries, its earnings, cash resources and capital needs, general business conditions and other factors deemed relevant by our board of directors.
     Under an existing consent order with the Federal Reserve, Doral Financial is restricted from paying dividends on its capital stock without the prior written approval of the Federal Reserve. Doral Financial is required to request permission for the payment of dividends on its common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date. For the years ended December 31, 2008 and 2007, Doral Financial received permission from the Federal Reserve to pay all of the regular monthly cash dividends on the noncumulative preferred stock and the quarterly cash dividends on the perpetual convertible preferred stock, but we cannot provide assurance that we would receive approval for the payment of such dividends in the future.

     On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and noncumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three then outstanding series of noncumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock. We will be unable to pay dividends on the common stock unless and until we resume payments of dividends on our preferred stock.
     If we do not pay dividends in full on our noncumulative preferred stock for 18 consecutive monthly periods, or pay dividends in full on our perpetual convertible preferred stock for consecutive dividend periods containing in the aggregate a number of days equivalent to six fiscal quarters, the holders of our preferred stock, all acting together as a single class, would have the right to elect two additional members of our board of directors.
DESCRIPTION OF OUR CAPITAL STOCK
     Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificates of designation) and bylaws. Copies of our certificate of incorporation (including our certificates of designation) and bylaws are available from us upon request. These documents have also been filed with the SEC. Please see “Where You Can Find More Information” in this prospectus.
Authorized and Outstanding Capital Stock
     Our authorized capital stock consists of 300,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of preferred stock, $1.00 par value per share. As of April 29, 2011, there were 127,293,756 shares of common stock outstanding and 5,811,391 shares of preferred stock outstanding, comprised of 950,166 shares of our 7.00% Noncumulative Monthly Income Preferred Stock, Series A, 1,331,694 shares of our 8.35% Noncumulative Monthly Income Preferred Stock, Series B and 2,716,005 shares of our 7.25% Noncumulative Monthly Income Preferred Stock, Series C, and 813,526 shares of our 4.75% Perpetual Cumulative Convertible Preferred Stock.
Common Stock
     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. As of April 29, 2011, there were 127,293,756 shares of common stock outstanding.
Preferred Stock
     As of April 29, 2011, we had 34,188,609 shares of authorized but unissued preferred stock, which are undesignated. Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as will be set forth in the resolutions providing therefor.
     While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.
General
     Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 40,000,000 shares of preferred stock, $1.00 par value per share, in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof. For each series, the board of directors will determine the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:
     (a) the rate or rates (which may be floating, variable or adjustable), or the method of determining such rate or rates and the times and manner of payment of dividends, if any (and whether such payment should be in cash or securities);
     (b) whether shares may be redeemed or purchased, in whole or in part, at the option of the holder or the Company and, if so, the price or prices and the terms and conditions of such redemption or purchase;
     (c) the amount payable upon shares in the event of voluntary or involuntary liquidation, dissolution or other winding up of the Company;
     (d) sinking fund provisions, if any, for the redemption or purchase of shares;
     (e) the terms and conditions, if any, on which shares may be converted or exchanged into shares of common stock or other capital stock or securities of the Company;
     (f) voting rights, if any; and
     (g) any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the Commonwealth of Puerto Rico.
     All shares of preferred stock (i) will rank senior to the common stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company, (ii) will be of equal rank, regardless of series, and (iii) will be identical in all respects except as provided in (a) through (g) above. The shares of any series of preferred stock will be identical with each other in all respects except as to the dates from and after which dividends thereof will be cumulative. In case the stated dividends or the amounts payable on liquidation are not paid in full, the shares of all series of preferred stock will share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.
     The board of directors will have the authority to determine the number of shares that will comprise each series. Unless otherwise provided in the resolution establishing such series, all shares of preferred stock redeemed, retired by sinking fund payment, repurchased by the Company or converted into common stock will have the status of authorized but unissued shares of preferred stock undesignated as to series.
     No holder of shares of preferred stock will be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.
Outstanding Preferred Stock
     On February 22, 1999, the Company issued 1,495,000 shares of its Series A preferred stock at a price of $50.00 per share, its liquidation preference. During 2008, the Company paid dividends of $3.50 per share (an aggregate of $5.2 million). The Series A preferred stock may be redeemed at the option of the Company beginning February 28, 2004, at varying redemption prices that start at $51.00 per share. As of April 29, 2011, there were 950,166 shares of the Series A preferred stock outstanding.
     On August 31, 2000, the Company issued 2,000,000 shares of its Series B preferred stock at a price of $25.00 per share, its liquidation preference. During 2008, the Company paid dividends of $2.0875 per share (an aggregate of $4.2 million). The 8.35% preferred stock may be redeemed at the option of the Company beginning on September 30, 2005, at varying redemption prices that start at $25.50 per share. As of April 29, 2011, there were 1,331,694 shares of the Series B preferred stock outstanding.
     During the second quarter of 2002, the Company issued 4,140,000 shares of its Series C preferred stock at a price of $25.00 per share, its liquidation preference. During 2008, the Company paid dividends of $1.8125 per share (an aggregate of $7.5 million). The Series C preferred stock may be redeemed at the option of the Company beginning on May 31, 2007, at varying redemption prices starting at $25.50 per share. As of April 29, 2011, there were 2,716,005 of the Series C preferred stock outstanding.
     On September 29, 2003 and October 8, 2003, the Company issued 1,200,000 shares and 180,000 shares, respectively, of its perpetual convertible preferred stock having a liquidation preference of $250 per share in a private offering to qualified institutional buyers pursuant to Rule 144A. Each share of perpetual convertible preferred stock is currently convertible into 0.31428 shares of common stock, subject to adjustment under specific conditions. During 2008, the Company paid dividends of $11.875 per share (an aggregate of $16.4 million), on the perpetual convertible preferred stock. As of April 29, 2011, there were 813,526 shares of the perpetual convertible preferred stock outstanding.
     On April 19, 2010, the Company announced that it had entered into a definitive Stock Purchase Agreement with various purchasers, including certain direct and indirect investors in Doral Holdings, the Company’s parent company, pursuant to a private placement of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, $1.00 par value and $1,000 liquidation preference per share. In the aggregate, as part of the private placement, the Company raised $180.0 million of new equity capital and issued 285,002 shares of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock for an effective sale price of $3.00 per common share equivalent.
     In connection with the Stock Purchase Agreement, the Company also entered into a Cooperation Agreement with Doral Holdings, Doral Holdings L.P. and Doral GP Ltd. pursuant to which Doral Holdings made certain commitments including the commitment to vote in favor of converting the Mandatorily Convertible Non Cumulative Preferred Stock to common stock and registering the shares issued pursuant to this capital raise and other previously issued unregistered shares of common stock and to dissolve Doral Holdings pursuant to certain terms and conditions.
     During the third quarter of 2010, the Company converted 285,002 shares of Mandatorily Convertible Non-Voting Preferred Stock into 60,000,386 shares of common stock. In addition, during the third quarter of 2010, Doral Holdings LLC, previously the controlling shareholder of Doral Financial, distributed its shares in Doral Financial to its investors and dissolved.
     The terms of the Company’s preferred stock do not permit the Company to declare, set apart or pay any dividends or make any other distribution of assets, or redeem, purchase, set apart or otherwise acquire shares of the common stock, or any other class of the Company’s stock ranking junior to the preferred stock, unless all accrued and unpaid dividends on the preferred stock and any parity stock, at the time those dividends are payable, have been paid and the full dividend on the preferred stock for the current dividend period is contemporaneously declared and paid or set aside for payment. The terms of the preferred stock provide that if the Company is unable to pay in full dividends on the preferred stock and other shares of stock of equal rank as to the payment of dividends, all dividends declared upon the preferred stock and such other shares of stock be declared pro rata.
     On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all of the Company’s outstanding series of cumulative and noncumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for the Company’s three then outstanding series of noncumulative preferred stock, and the dividends for the second quarter of 2009 for the Company’s one outstanding series of cumulative preferred stock (See “Dividend Policy” in this prospectus).
     The ability of the Company to pay dividends in the future is limited by the consent order entered into with the Federal Reserve and by various restrictive covenants contained in the debt agreements of the Company, the earnings, cash position and capital needs of the Company, general business conditions and other factors deemed relevant by the Company’s board of directors.

     Current regulations limit the amount in dividends that Doral Bank PR and Doral Bank NY may pay. Payment of such dividends is prohibited if, among other things, the effect of such payment would cause the capital of Doral Bank PR or Doral Bank NY to fall below the regulatory capital requirements. The Federal Reserve Board has issued a policy statement that provides that insured banks and financial holding companies should generally pay dividends only out of current operating earnings. In addition, the Company’s consent order with the Federal Reserve does not permit the Company to receive dividends from Doral Bank PR unless the payment of such dividends has been approved by the FDIC. Dividends paid from a U.S. subsidiary to certain qualifying corporations such as the Company are generally subject to a 10% withholding tax under the provisions of the U.S. Internal Revenue Code.
Stockholder Action
     Except as otherwise provided by law or in our certificate of incorporation or bylaws, all questions submitted to stockholders will be decided by a majority of the votes cast.
Transfer Agent And Registrar
Mellon Investor Services LLC is the transfer agent and registrar for our common stock, our four outstanding series of noncumulative preferred stock and our perpetual convertible preferred stock.
Anti-Takeover Provisions
     Our certificate of incorporation, bylaws and banking laws include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.
     These provisions include an authorized blank check preferred stock and the availability of authorized but unissued common stock.
Regulatory Restrictions under Banking Laws
     The regulatory restrictions described in the “Business — Regulation and Supervision” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference herein, may have the effect of discouraging takeover attempts against the Company and may limit the ability of persons, other than the Company directors duly authorized by the Company’s board of directors, to solicit or exercise proxies, or otherwise exercise voting rights, in connection with matters submitted to a vote of the Company’s stockholders.

SELLING STOCKHOLDERS
     This prospectus covers 38,499,408 shares of our common stock that the selling stockholders may offer for resale from time to time. We are registering the securities on a registration statement on Form S-1, of which this prospectus forms a part. The securities are being registered to permit public secondary trading of the securities, and the selling stockholders may offer the securities for resale from time to time after the effective date of the registration statement.
     The table below reads as follows:
•	The first column lists the selling stockholders and other information regarding the stock ownership of each of the selling stockholders.

•	The second column lists the number of shares of common stock owned by such selling stockholder that were either (i) issued to each selling stockholder upon conversion of the Mandatorily Convertible Preferred Stock or (ii) distributed by Doral Holdings to each selling stockholder in connection with the dissolution of Doral Holdings and Doral Holdings, L.P.

•	The third column lists the number of shares of common stock owned by each selling stockholder as of April 25, 2011, and includes the shares of common stock listed in the second column and any other shares of Doral Financial Corporation common stock owned by the selling stockholder (none of which are being offered by this prospectus).

•	The fourth column lists the shares of common stock being offered under this prospectus by each of the selling stockholders.

•	The fifth column lists the shares of common stock owned following the offering pursuant to this prospectus and assumes the selling stockholders sell all the common stock offered by this prospectus.

•	The sixth column indicates the percentage of common stock to be owned by each selling stockholder after completion of the offering pursuant to this prospectus based on the number of shares of common stock outstanding as of April 25, 2011.
     The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, and are accurate to the best of our knowledge as of April 25, 2011. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.
     Prior to the dissolution of Doral Holdings, Irving Place Capital, Perry Capital, LLC, Marathon Special Opportunity Master Fund, Ltd., Tennenbaum Capital Partners, LLC and D. E. Shaw & Co., L.P. each served as one of the five designating members of Doral GP Ltd., which is the general partner of Doral Holdings, L.P., which was the managing member of Doral Holdings. Senior managing directors of Marathon Asset Management L.P. and Tennenbaum Capital Partners, LLC, respectively, have, in the past served on our board of directors. Furthermore, an employee of an affiliate of Perry Capital, LLC has in the past served as a member of our board of directors.
     David E. King is a member of our board of directors and senior managing director of Irving Place Capital. Mr. King does not have voting or dispositive power over the applicable shares of preferred or common stock and disclaims beneficial ownership of such shares. Irving Place Capital provides various advisory services to the Company under an advisory services agreement, for which Irving Place Capital is compensated.
     Douglas L. Jacobs, Enrique R. Ubarri and Glen R. Wakeman are each one of our executive officers and/or a member of our board of directors.
     No other selling stockholder has, or within the past three years has had, any position, office, or other material relationship with us.

	Shares of Common
	Stock owned through
	conversion of
	Mandatorily
	Convertible
	Preferred Stock and
	Distributed to	Total of All	Shares of	Shares of	Percentage of
	Holder Upon	Shares of	Common Stock	Common Stock	Common Stock
	Dissolution of	Common Stock	Offered by	Owned	Owned
Name of Selling Stockholder	Doral Holdings	Owned by Holder	this Prospectus	Post-Offering(1)	Post-Offering
Anchorage Capital Master Offshore Ltd.	6,454,294	6,454,294	6,454,294	0	*
Berggruen Holdings Ltd.(3)	2,880,941	2,880,941	2,880,941	0	*
Canyon Balanced Master Fund, L.P.(2)(4)	563,684	563,684	563,684	0	*
Canyon Value Realization Fund, L.P.(2)(4)	1,333,969	1,333,969	1,333,969	0	*
D. E. Shaw Laminar Acquisition Holdings 2, L.L.C., and certain affiliates(2)(5)	4,454,733	4,530,815	4,454,733	76,082	*
Douglas L. Jacobs	3,936	3,936	3,936	0	*
Enrique R. Ubarri	22,963	22,963	22,963	0	*
Eton Park Fund, L.P.(6)	2,955,482	2,955,482	2,955,482	0	*
Eton Park Master Fund, Ltd.(6)	5,488,872	5,488,872	5,488,872	0	*
Finvest Capital Limited(2)(4)	1,569,107	1,569,107	1,569,107	0	*
Glen R. Wakeman	316,272	349,401	316,272	33,129	*
Goldman Sachs Investment Partners Master Fund, L.P.(2)(7)	4,561,673	4,561,673	4,561,673	0	*
IPC Advisors III, L.P.	76,541	76,541	76,541	0	*
Irving Place Capital III Feeder Fund, L.P.	42,622	42,622	42,622		*
Irving Place Capital Partners III (Cayman), L.P.	1,817,461	1,817,461	1,817,461	0	*
James D. Marver	21,912	21,912	21,912	0	*
Lion De Leeuw Investments, LLC	12,073	12,073	12,073	0	*
MACVest 1, Ltd.(2)(4)	76,542	76,542	76,542	0	*
Randolph Street Ventures, L.P.—206-3B	73,692	73,692	73,692	0	*
Scott R. Royster	18,610	18,610	18,610
Special Value Continuation Partners, LP	1,077,795	1,077,795	1,077,795	0	*
Special Value Expansion Fund, LLC	401,799	401,799	401,799	0	*
Special Value Opportunities Fund, LLC	1,849,598	1,849,598	1,849,598	0	*
Tennenbaum Opportunities Partners V, L.P.	2,410,796	2,410,796	2,410,796	0	*
Timothy R. Chrisman	14,041	14,041	14,041	0	*

*	Represents less than 1%.

(1)	Assumes that each selling stockholder will sell all shares offered by it under this prospectus. Any values contained in this column represent shares owned by the selling stockholder that are not being offered pursuant to this prospectus.

(2)	This selling stockholder is a registered broker-dealer or affiliate of a registered broker-dealer, as indicated below.

(3)	All of the shares of Berggruen Holdings Ltd. (“Berggruen Holdings”) are owned by Tarragona Trust, a British Virgin Islands trust (“Tarragona”). The trustee of Tarragona is Maitland Trustees Limited, a British Virgin Islands corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of the registrant. Nicolas Berggruen is a director of Berggruen Holdings and may be considered to have beneficial ownership of Berggruen Holdings’ interests in the registrant.

(4)	Canyon Capital Advisors LLC (“Canyon Capital”) is the investment advisor of, or managing member of the general partner of, each of Canyon Balanced Master Fund, Ltd. (“CBF”), Canyon Value Realization Fund, L.P. (“CVRF”), FinVest Capital Limited (“FinVest”) and MACVest, 1, Ltd. (“MACVest”), and as such, each of Canyon Capital and Canpartners Investments III, LLC, the general partner of CVRF, may be deemed to have indirect beneficial ownership of the shares held by CBF, CVRF, FinVest and MACVest. Finvest Capital Limited is a subsidiary of The Canyon Value Realization Master Fund, L.P., which in turn is a subsidiary of The Canyon Value Realization Fund (Cayman), Ltd. Canyon Capital is an affiliate of Coldwater Securities Incorporated., a broker-dealer.

(5)	D. E. Shaw Laminar Acquisition Holdings 2, L.L.C. (“Laminar”) is an affiliate of D. E. Shaw Securities, L.L.C., a registered broker-dealer and a member of FINRA. Laminar holds 4,454,733 shares (the “Laminar Shares”) of the Company’s common stock. D. E. Shaw Valence Portfolios, L.L.C. (“Valence”) and D. E. Shaw Synoptic Portfolios 2, L.L.C. (“Synoptic”), affiliates of Laminar, hold 76,030 shares (the “Valence Shares”) of the Company’s common stock and 52 shares (the “Synoptic Shares”; together with the Laminar Shares and the Valence Shares, the “Subject Shares”) of the Company’s common stock, respectively, acquired through other transactions. The additional 76,082 shares of the Company’s common stock are included in the table of selling stockholders above. Laminar has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Laminar Shares. Valence has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Valence Shares. Synoptic has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Synoptic Shares. D. E. Shaw & Co., L.P., a Delaware limited partnership (“DESCO LP”), as investment adviser to Laminar, Valence, and Synoptic and as Valence’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw Laminar Portfolios, L.L.C., a Delaware limited liability company (“Laminar Portfolios”), as Laminar’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Laminar Shares. D. E. Shaw & Co., L.L.C., a Delaware limited liability company (“DESCO LLC”), as Laminar Portfolios’s and Synoptic’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Laminar Shares and the Synoptic Shares. As managing member of DESCO LLC, D. E. Shaw & Co. II, Inc., a Delaware corporation (“DESCO II, Inc.”) may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Laminar Shares and the Synoptic Shares. As general partner of DESCO LP, D. E. Shaw & Co., Inc., a Delaware corporation (“DESCO, Inc.”), may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, Laminar Portfolios, DESCO LLC, DESCO, Inc., or DESCO II, Inc., owns any shares of the Company’s common stock directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Company’s common stock directly. By virtue of David E. Shaw’s position as president and sole shareholder of DESCO, Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as president and sole shareholder of DESCO II, Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares, and, therefore, David E. Shaw may be deemed to be the indirect beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.

(6)	Eton Park Capital Management, L.P. is the investment manager of (i) Eton Park Fund, L.P. and (ii) Eton Park Master Fund, Ltd. and exercises voting and dispositive power over the shares being registered.

(7)	Goldman Sachs Investment Partners Master Fund, L.P. is an affiliate of Goldman, Sachs & Co., a registered broker-dealer and a member of FINRA. We have been advised that the information reported by Goldman Sachs Investment Partners Master Fund, L.P. reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”) and does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect of which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Gold-man Sachs Reporting Units.

PLAN OF DISTRIBUTION
     We are registering the common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. We will bear all fees and expenses incident to our obligation to register the common stock.
     The selling stockholders and their successors, including their transferees, may sell all or a portion of the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The securities may be sold in one or more transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. Additionally, the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The selling stockholders may use any one or more of the following methods when selling shares:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NYSE in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     In addition, any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act or under Section 4(1) under the Securities Act may be sold under such rules rather than pursuant to this prospectus, subject to any restriction on transfer contained in the Stock Purchase Agreement.

     The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell short the securities and deliver common stock to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The aggregate proceeds to the selling stockholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.
     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale; but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.
     In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     As indicated in the selling stockholder table, several of the selling stockholders are affiliates of broker-dealers. Each such selling stockholder has represented to us that it acquired such selling stockholder’s securities in the ordinary course of such selling stockholder’s business and, at the time of the acquisition of the securities to be resold pursuant to this prospectus, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute them.
     In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities are registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the securities pursuant to this prospectus and to the activities of the selling stockholders. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
     There can be no assurance that any selling stockholder will sell any or all of the common stock registered pursuant to the registration statement of which this prospectus forms a part.
     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

LEGAL MATTERS
     The validity of the common stock and certain other legal matters relating to the offering will be passed upon for us by Enrique R. Ubarri, Executive Vice President and General Counsel of Doral Financial. As of the date of this prospectus, Mr. Ubarri owns 22,963 shares of common stock of the Company, which are included in this registration statement.
EXPERTS
     The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DORAL FINANCIAL CORPORATION